UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.  Form
4 or Form 5 obligations may continue.  See Instruction 1(b).

1.  Name and Address of Reporting Person

    EGS Management, L.L.C.
    350 Park Avenue, 11th Floor
    New York, New York  10022

2.  Issuer Name and Ticker or Trading Symbol

    AEP Industries, Inc.
    AEPI

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    10/00

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner* ( ) Officer (give title below) ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________

   Common Stock                                          (See attached Schedule A)      1,937,843     I               **


                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|




|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |


                             2




|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|


Explanation of Responses:

* The Reporting Person may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed to be an admission that the Reporting Person is a member of such group.

** The securities to which this note relates are held by partnerships of which EGS Management, L.L.C. is the general partner. The undersigned is a managing member of EGS Management, L.L.C. In accordance with Instruction 4(b)(iv) the entire amount of the Issuer's securities held by the partnerships is reported herein. The undersigned disclaims beneficial ownership of the securities to which this note relates, except as to the undersigned's respective proportionate interest in portfolio securities held by the partnerships.

Signature of Reporting Person:

/s/  William Ehrman
_______________________________
William Ehrman, Managing Member

Date: May 8, 2001

***   Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

                           SCHEDULE A


TRADE DATE    TRANSACTION TYPE        QUANTITY    PRICE PER SHARE


11/1/00             BUY                    400          34.73
11/2/00             BUY                  4,100          34.84
11/3/00             BUY                  3,900          35.10
11/6/00             BUY                  4,100          35.14
11/7/00             BUY                  2,500          36.34
11/8/00             BUY                  1,500          38.20
11/9/00             BUY                  1,600          39.02
11/10/00            BUY                  1,200          39.14
11/13/00            BUY                  1,800          40.75
11/14/00            BUY                  7,600          43.22
11/15/00            BUY                 33,200          43.33
11/16/00            BUY                 31,500          41.14
11/17/00            BUY                  4,106          38.91
11/20/00            BUY                  3,400          40.87
11/21/00            BUY                  8,400          41.94
11/22/00            BUY                  2,200          41.48
11/24/00            BUY                  1,800          41.81
11/27/00            BUY                  7,600          41.81
11/28/00            BUY                  5,100          41.93
11/29/00            BUY                 14,100          41.05
11/30/00            BUY                  3,000          41.48
12/1/00             BUY                    800          42.05
12/4/00             BUY                  2,400          41.96
12/5/00             BUY                  1,700          42.10
12/6/00             BUY                  4,500          42.41
12/7/00             BUY                  4,600          42.21
12/8/00             BUY                  1,600          43.67
12/11/00            BUY                  4,400          44.06
12/12/00            BUY                  1,500          44.46
12/13/00            BUY                  2,000          44.92
12/14/00            BUY                  5,300          44.73
12/15/00            BUY                  9,000          44.55
12/18/00            BUY                  8,700          45.32
12/19/00            BUY                  6,600          45.07
12/20/00            BUY                 12,100          44.64
12/21/00            BUY                 10,900          44.82
12/22/00            BUY                  6,100          44.97
12/26/00            BUY                  5,400          45.09
12/27/00            BUY                 10,000          44.91
12/28/00            BUY                  9,400          44.98
12/29/00            BUY                  6,900          44.87
1/2/01              BUY                 13,600          44.46
1/3/01              BUY                  7,000          44.69
1/4/01              BUY                  4,200          44.63
1/5/01              BUY                 19,200          44.51

1/8/01              BUY                 21,500          43.93
1/9/01              BUY                 29,900          42.78
1/10/01             BUY                 14,700          41.82
1/11/01             BUY                 28,300          41.38
1/12/01             BUY                 27,400          39.58
1/16/01             BUY                  9,200          38.37
1/17/01             BUY                  9,000          38.33
1/18/01             BUY                  9,300          38.36
1/19/01             BUY                  2,800          37.44
1/19/01             BUY                  7,700          37.27
1/22/01             BUY                  5,600          36.87
1/22/01             BUY                  1,500          36.76
1/22/01             BUY                    900          36.91
1/23/01             BUY                  3,200          36.98
1/23/01             BUY                  3,000          37.06
1/24/01             BUY                  5,500          36.75
1/24/01             BUY                  1,400          36.60
1/24/01             BUY                 13,200          36.63
1/25/01             BUY                  5,100          36.43
1/25/01             BUY                  1,900          36.57
1/26/01             BUY                    500          37.46
1/26/01             BUY                    700          36.62
1/29/01             BUY                  1,100          38.00
1/29/01             BUY                  2,100          37.90
1/30/01             BUY                 18,800          37.99
1/30/01             BUY                    700          38.00
1/30/01             BUY                  5,700          38.06
1/31/01             BUY                  3,300          37.82
1/31/01             BUY                  4,600          37.84
1/31/01             BUY                    500          37.69
2/1/01              BUY                  3,000          37.67
2/1/01              BUY                  4,300          37.68
2/2/01              BUY                  2,000          37.66
2/2/01              BUY                  4,900          37.61
2/5/01              BUY                  1,700          37.24
2/5/01              BUY                  1,000          37.19
2/5/01              BUY                  7,600          37.25
2/6/01              BUY                  1,713          37.03
2/6/01              BUY                    700          37.16
2/7/01              BUY                  2,000          37.32
2/7/01              BUY                  2,300          37.41
2/8/01              BUY                    500          38.05
2/8/01              BUY                    700          38.13
2/9/01              BUY                    200          38.63
2/9/01              BUY                  1,100          38.89
2/9/01              BUY                  2,100          39.14
2/12/01             BUY                  1,800          39.58
2/12/01             BUY                  1,600          39.58
2/13/01             BUY                  1,300          39.63
2/13/01             BUY                  3,000          39.60
2/14/01             BUY                  4,100          39.52

2/14/01             BUY                  8,000          39.45
2/15/01             BUY                    300          39.65
2/15/01             BUY                  1,100          40.30
2/16/01             BUY                  1,100          40.09
2/16/01             BUY                  2,403          40.16
2/20/01             BUY                  1,000          40.63
2/20/01             BUY                  1,200          40.48
2/21/01             BUY                    300          40.99
2/21/01             BUY                    800          40.98
2/22/01             BUY                  1,100          41.74
2/22/01             BUY                  1,000          41.75
2/23/01             BUY                  1,900          42.08
2/23/01             BUY                  2,400          42.12
2/23/01             BUY                    100          42.06
2/26/01             BUY                  1,800          41.99
2/26/01             BUY                  2,400          41.96
2/27/01             BUY                  5,500          41.95
2/27/01             BUY                  2,300          42.03
2/28/01             BUY                    900          41.89
2/28/01             BUY                  2,900          41.98
2/28/01             BUY                  6,900          41.91
3/1/01              BUY                  1,500          41.89
3/1/01              BUY                  3,300          41.88
3/1/01              BUY                    200          41.81
3/2/01              BUY                    300          41.87
3/2/01              BUY                  3,200          41.98
3/2/01              BUY                  1,300          42.00
3/5/01              BUY                    600          42.24
3/5/01              BUY                  1,100          42.14
3/6/01              BUY                  1,700          42.18
3/6/01              BUY                    650          42.22
3/7/01              BUY                  1,300          42.15
3/7/01              BUY                  2,200          42.06
3/7/01              BUY                    800          42.07
3/8/01              BUY                    700          42.18
3/8/01              BUY                    700          42.03
3/8/01              BUY                    200          42.25
3/8/01              BUY                  1,500          42.25
3/9/01              BUY                    100          42.07
3/9/01              BUY                    200          43.78
3/9/01              BUY                  2,400          43.79
3/9/01              BUY                    600          43.23
3/12/01             BUY                    200          43.84
3/12/01             BUY                  1,100          43.86
3/13/01             BUY                  9,000          43.54
3/13/01             BUY                  1,800          43.38
3/13/01             BUY                  1,800          43.46
3/13/01             BUY                  1,600          43.57
3/14/01             BUY                    900          43.22
3/14/01             BUY                  1,900          43.30
3/14/01             BUY                    600          43.20

3/14/01             BUY                    700          43.27
3/15/01             BUY                    100          43.19
3/15/01             BUY                    200          43.41
3/15/01             BUY                    600          43.43
3/15/01             BUY                  2,500          43.44
3/16/01             BUY                  1,300          43.58
3/16/01             BUY                    300          43.49
3/19/01             BUY                  1,500          44.35
3/19/01             BUY                    700          44.33
3/19/01             BUY                    900          44.28
3/20/01             BUY                  1,200          44.31
3/20/01             BUY                    900          44.25
3/20/01             BUY                  3,600          44.33
3/21/01             BUY                    900          44.53
3/21/01             BUY                    900          44.54
3/21/01             BUY                    100          44.53
3/22/01             BUY                    500          44.57
3/22/01             BUY                    200          44.46
3/23/01             BUY                  4,500          44.25
3/23/01             BUY                  9,840          44.25
3/23/01             BUY                    400          44.11
3/23/01             BUY                    500          44.20
3/23/01             BUY                    400          44.10
3/26/01             BUY                  1,400          44.59
3/26/01             BUY                    600          44.72
3/27/01             BUY                    500          44.50
3/27/01             BUY                  2,700          44.56
3/27/01             BUY                  1,800          44.56
3/28/01             BUY                  1,000          44.53
3/28/01             BUY                    800          44.53
3/28/01             BUY                  1,050          44.51
3/29/01             BUY                  2,050          44.87
3/29/01             BUY                    500          44.98
3/29/01             BUY                    700          44.60
3/30/01             BUY                    400          45.10
3/30/01             BUY                  1,400          45.11
3/30/01             BUY                    900          45.05
4/2/01              BUY                    400          45.04
4/2/01              BUY                    800          45.09
4/3/01              BUY                    100          45.13
4/3/01              BUY                    400          45.71
4/4/01              BUY                  5,200          47.28
4/4/01              BUY                    200          47.38
4/5/01              BUY                  4,400          47.49
4/5/01              BUY                    200          47.34
4/5/01              BUY                  1,400          47.54
4/6/01              BUY                    100          47.70
4/6/01              BUY                  1,200          47.62
4/9/01              BUY                  1,500          48.01
4/10/01             BUY                  1,200          50.34
4/10/01             BUY                    800          49.16

4/11/01             BUY                  1,000          51.09
4/11/01             BUY                  2,000          50.93
4/12/01             BUY                  5,400          50.94
4/16/01             BUY                  2,000          50.94
4/16/01             BUY                  3,600          50.93
4/17/01             BUY                    700          51.15
4/17/01             BUY                  1,800          51.11
4/18/01             BUY                  2,000          51.40
4/18/01             BUY                  3,000          51.42
4/19/01             BUY                  1,512          51.47
4/19/01             BUY                  1,500          51.47
4/20/01             BUY                  1,500          51.47
4/20/01             BUY                    200          51.43
4/20/01             BUY                  3,886          51.54
4/23/01             BUY                  4,200          51.58
4/23/01             BUY                    800          51.69
4/23/01             BUY                  5,800          51.66
4/24/01             BUY                  2,400          51.57
4/24/01             BUY                  2,400          51.53
4/24/01             BUY                  5,400          51.61
4/25/01             BUY                  1,300          51.66
4/25/01             BUY                  4,700          51.68
4/25/01             BUY                  1,000          51.62
4/26/01             BUY                  2,100          51.77
4/26/01             BUY                  2,500          51.63
4/26/01             BUY                  3,300          51.76
4/27/01             BUY                  1,000          51.90
4/27/01             BUY                  1,200          51.80
4/27/01             BUY                    700          51.71
4/30/01             BUY                    900          52.42
4/30/01             BUY                   1000          52.51
4/30/01             BUY                   1800          52.42





















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